STOCK PURCHASE AGREEMENT

BETWEEN

LOUIS B. BREAUX

AND

REPUBLIC RESOURCES, INC.

                  SECTION  3.01.  Organization, Authority and Qualification of

                  SECTION  3.11.  Conduct in the Ordinary Course; Absence of

                  SECTION  3.22.  Accounts; Lockboxes; Safe Deposit Boxes;

(ii)

(iii)

                                        DISCLOSURE SCHEDULES AND EXHIBITS

Section 3.09 of the Disclosure Schedule                  Liabilities Not Disclosed in Financial Statements
Section 3.10 of the Disclosure Schedule                  Receivables
Section 3.14(a) of the Disclosure Schedule               Material Contracts and Agreements (Not Including
                                                         Intellectual Property
Section 3.15(a)(i) of the Disclosure Schedule            Identification of all Patents and Patent Applications and
                                                         All Owned Intellectual Property
Section 3.15(a)(ii) of the Disclosure Schedule           Identification of all Licensed Intellectual Property
Section 3.15(b)(i) of the Disclosure Schedule            Exceptions to Title of Intellectual Property
Section 3.15(f) of the Disclosure Schedule               Disclosure of Fees Owed or Payable With Respect to
                                                         Owned Intellectual Property and Licensed Intellectual
                                                         Property
Section 3.16(a) of the Disclosure Schedule               Identification of Tangible Personal Property
Section 3.18(a) of the Disclosure Schedule               Name and Other Information Concerning Employees
Section 3.19(a) of the Disclosure Schedule               Relationships Between Company and Certain Individuals
                                                         (Insiders)
Section 3.21(a) of the Disclosure Schedule               Insurance Information
Section 3.22(a) of the Disclosure Schedule               List of Accounts in Financial Institutions and Relation
                                                         Information
Section 3.23(a) of the Disclosure Schedule               List of Other Written Disclosure Furnished to Purchaser
Section 5.05 of the Disclosure Schedule                  Terms of Compensation for Louis B. Breaux
Exhibit 6.01(i)                                          Description of Purchaser's Outstanding Securities
Exhibit 6.02(k)                                          List of Officers and Directors of Company and of
                                                         Purchaser After Closing
Exhibit 6.02(l)                                          Form of License Agreement From Seller's to Company

(iv)

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated effective as of April 16, 2002, by and between Louis B. Breaux, domiciled in Jefferson Parish, Louisiana (together referred to herein as “Seller”), and Republic Resources, Inc., a Nevada corporation (the “Purchaser”).

W I T N E S S E T H:

        WHEREAS, the Seller owns, or will own by Closing, 100% of the issued and outstanding stock (the “Stock”) of EnviroWall, Inc., a Louisiana corporation (the “Company”), free and clear of all claims, liens, pledges, mortgages, restrictions, suits, proceedings, calls, proxies, charges, options, security interests, defects in title, assessments, covenants, rights of first refusal and encumbrances of any kind;

        WHEREAS, the Seller desires to sell and transfer the Stock to the Purchaser and the Purchaser desires to purchase the Stock from Seller, subject to and in accordance with the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, and intending to be legally bound hereby, the Purchaser and the Seller hereby agree as follows:

ARTICLE I.

DEFINITIONS

        SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        “Acquisition Documents”means this Agreement, and any certificate, Financial Statement, Interim Financial Statement, report or other document delivered pursuant to this Agreement or the transactions contemplated hereby.

        “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        “Agreement” or “this Agreement” means this Stock Purchase Agreement, dated as of April 16, 2002 by and between the Seller and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.09.

        “Assets” has the meaning specified in Section 2.02.

        “Business” means the business of the Company, as currently conducted or contemplated to be conducted.

        “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Louisiana.

        “Closing” has the meaning specified in Section 2.04.

        “Closing Date” has the meaning specified in Section 2.04.

        “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

        “Company” has the meaning specified in the recitals.

        “Company’s Accountants” means John J. Esquivel, CPA, prof. Corp., independent accountants of the Company.

        “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

        “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        “Financial Statements” has the meaning specified in Section 3.08(a)(i).

        “Governmental Authority” means any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (v) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        “Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (1) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

        “IRS” means the Internal Revenue Service of the United States.

        “Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

        “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order, those arising under any contract, agreement, arrangement, commitment or undertaking, and those that constitute punitive, consequential or exemplary damages.

        “Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Company from a third party.

        “Material Adverse Effect” means any circumstance, change in, or effect on, the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or Business or (b) materially affects or could materially adversely affect the ability of the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company.

        “Material Contracts” has the meaning specified in Section 3.14(a).

        “Owned Intellectual Property” means all Intellectual Property in and to which the Company, or Business holds or has a right to hold, right, title and interest.

        “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary Encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

        “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        “Purchase Price” has the meaning specified in Section 2.03.

        “Purchaser” has the meaning specified in the recitals to this Agreement.

        “Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

        “Reference Balance Sheet” means the audited balance sheet (including the related notes and schedules thereto) of the Company, dated as of December 31, 2001, a copy of which has been provided to Purchaser.

        “Reference Balance Sheet Date” means December 31, 2001.

        “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of the Treasury with respect to the Code or other federal tax statutes.

        “Seller” means Louis B. Breaux as specified in the recitals to this Agreement.

        “Stock” shall mean 100% of the issued and outstanding capital stock of EnviroWall, Inc., a Louisiana corporation.

        “Tangible Personal Property” has the meaning specified in Section 3.17(a).

        “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

        “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

ARTICLE II.

PURCHASE AND SALE

        SECTION 2.01. Purchase and Sale. Subject to and in accordance with the terms of this Agreement, the Seller agrees to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller, all right, title and interest in and to the Stock, together with all certificates representing the Stock, duly endorsed for transfer in accordance herewith or accompanied by duly executed stock powers, in each case free and clear of all claims, liens, pledges, mortgages, restrictions, suits, proceedings, calls, proxies, charges, options, security interests, defects in title, assessments, covenants, rights of first refusal and encumbrances of any kind, including, without limitation, amounts due in respect of federal and state transfer taxes.

        SECTION 2.02. Assets at Closing. The Company shall, on the Closing Date, own or lease all the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by the Company, or to which it is directly or indirectly entitled and, in any case, belonging to or used or intended to be used in the Business, (the “Assets”), including, without limitation, the Business as a going concern; all furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Company at the locations at which the Business is conducted, or otherwise owned or held by the Seller or the Company at the Closing Date for use in the conduct of the Business; all cash, all Inventories; all Receivables; all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software and programs and any rights thereto owned, associated with or employed by the Company or used in, or relating to, the Business at the Closing Date; the goodwill of the Company relating to the Business; all the Company’s right, title and interest in, to and under the Owned Intellectual Property and the Licensed Intellectual Property; all rights of the Company under all contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable); and all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Company in connection with, or required for, the Business, to the extent transferable.

        SECTION 2.03. Purchase Price. The purchase price for the Stock shall be 8,720,000 Shares of the Common Stock of Purchaser which shall include the consideration for the covenants contained in Section 5.04 (the “Purchase Price”).

        SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Alan W. Peryam, LLC, 1120 Lincoln Street, Suite 1000, Denver, Colorado 80203 a at 10:00 a.m. Mountain Daylight Time on the earlier to occur of (i) April 30, 2002 or (ii) the fifth Business Day following satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

        SECTION 2.05. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

        (a) certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or a member firm of the New York Stock Exchange for transfer to the Purchaser;

        (b) the stock ledger, minute book and corporate seal of the Company;

        (c) a certificate issued by the Secretary of State of the State of incorporation of the Company evidencing the good standing of the Company as of a date within 30 days of the Closing Date;

        (d) the opinions, certificates and other documents required to be delivered pursuant to Section 6.02.

        SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

        (a) certificates representing 7,848,000 Shares of the Common Stock of Purchaser, registered as requested by Seller;

        (b) certificates representing 872,000 Shares registered as requested by Kayne Anderson Investment Management, Inc.;

        (c) certificates representing 826,000 Shares registered as requested by David A. Melman;

and

        (d) the certificates and other documents required to be delivered pursuant to Section 6.01.

ARTICLE III.

REPRESENTATIONS AND WARRANTIESOF
THE SELLER

        As a material inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser, acknowledging the fact and reasonableness of Purchaser’s reliance thereon, as follows. (The “Disclosure Schedule” referred to in this Agreement shall be prepared by Seller and furnished to Purchaser at least 10 days before the Closing, at which time they shall be deemed to become a part of this Agreement, subject to the reasonable acceptance by Purchaser.)

        SECTION 3.01. Organization, Authority and Qualification of Company and the Seller.

        (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all necessary corporate power and authority to own its assets and properties, including, without limitation, the Assets and to conduct the Business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of the Company to conduct the Business.

        (b) The Seller is a competent major domiciled in the State of Louisiana. The Seller has the unrestricted right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser), this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms.

        SECTION 3.02. Articles of Organization and Bylaws. A complete and correct copy of the Articles of Incorporation and Bylaws currently in force, or equivalent organizational documents, each as amended to date, of the Company have been provided by the Seller to the Purchaser. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect and have not been amended or otherwise revised. The Company is not in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

        SECTION 3.03. Capitalization. The authorized capital of the Company consists of 1,000,000 shares of common stock of which 1,000 shares are issued and outstanding and held by Seller and no shares are held in the treasury. All of the Stock is validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or to provide funds to, or make any investment (the form of a loan, capital contribution or otherwise) in, any other Person.

        SECTION 3.04. Subsidiaries. There are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Company is not a member of (nor is any part of the Business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

        SECTION 3.05. Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders and board of directors and, in each case, all committees thereof. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Seller to the Purchaser.

        SECTION 3.06. No Conflict. The execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller or the Company or any of their assets, properties or businesses, including, without limitation, the Assets and the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller or the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller or the Company is a party or by which any of such assets or properties is bound or affected.

        SECTION 3.07. Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller and the retention, following the consummation of the transactions contemplated thereby, by the Company of, or deemed transfer in connection with the transactions contemplated thereby, of, all licenses, permits, franchises, authorizations, orders or agreements to which the Company is a party or to which the Company or any assets of the Company, including, without limitation, the Assets, is or are subject does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Person.

        SECTION 3.08. Financial Information; Books and Records.

        (a) True and complete copies of (i) the audited balance sheet of the Company for each of the three fiscal years ended as of December 31, 1999, December 31, 2000 and December 31, 2001, and the related audited statements of operations, changes in stockholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s Accountants, and (ii) the unaudited financial statements for the quarters ending March 31, June 30, and September 30, 2001 (collectively, the “Financial Statements”) have been delivered by the Seller to the Purchaser. The Financial Statements, (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly and accurately the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and throughout the periods involved and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company, as of the dates thereof, for the periods covered thereby.

        (b) The books of account and other financial records of the Company: (i) reflect all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and throughout the periods involved, (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

        SECTION 3.09. No Undisclosed Liabilities. There are no Liabilities of the Company other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, or (ii) disclosed in Section 3.09 of the Disclosure Schedule. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company, in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with U.S. GAAP.

        SECTION 3.10. Receivables. Section 3.10 of the Disclosure Schedule is an aged list of the Receivables as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. Except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to Persons not affiliated with the Seller or the Company and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 90 days of the Closing Date.

        SECTION 3.11. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the Reference Balance Sheet Date, the Company has not:

(i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) except in the ordinary course of the Business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current, non-material liabilities incurred in the ordinary course of the Business consistent with past practice since the date of the Reference Balance Sheet;

(iii) amended, terminated, canceled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

(iv) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of inventories in the ordinary course of the Business consistent with past practice;

(v) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

(vi) redeemed any of the equity interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of equity interest in the Company or otherwise;

(vii) merged with, entered into a consolidation with or acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of the Business consistent with past practice;

(viii) made any capital expenditure or commitment;

(ix) incurred any Indebtedness;

(x) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(xi) failed to pay any creditor any amount owed to such creditor when due;

(xii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(xiii) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

(xiv) allowed an insurance policy, permit or environmental permit that was issued or relates to the Company or otherwise relates to any Asset or the Business to lapse or terminate or failed to renew any such insurance policy, permit or environmental permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

(xv) failed to maintain the Company's property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(xvi) suffered any casualty loss or damage with respect to any of the Assets, whether or not such losses or damage shall have been covered by insurance;

(xvii) amended, modified or consented to the termination of any Material Contract or the Company's rights thereunder;

(xviii) amended or restated its organizational documents;

(xix) suffered any Material Adverse Effect; or

(xx) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.11, except as expressly contemplated by this Agreement.

        SECTION 3.12. Litigation.

        (a) There are no Actions by or against the Company, or affecting any of the Assets or the Business, pending before any Governmental Authority (or, to the best knowledge of the Company and the Seller after due inquiry, threatened to be brought by or before any Governmental Authority).

        (b) No claim, action, proceeding or investigation is pending or, to the best knowledge of the Seller and the Company after due investigation, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement.

        SECTION 3.13. Compliance with Laws. The Company has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any of its properties or assets, including, without limitation, the Assets and the Business, and the Company is not in violation of any such Law or Governmental Order.

        SECTION 3.14. Material Contracts.

        (a) Section 3.14(a) of the Disclosure Schedule lists each of the contracts and agreements of the Company, under which the Company has any rights or may become subject to any Liabilities or by which any of the Company’s assets or properties, including, without limitation, the Assets, may be bound or subject (such contracts and agreements, listed or otherwise disclosed in Section 3.14(a) of the Disclosure Schedule to which the Company is a party and all agreements relating to Intellectual Property set forth in Section 3.15(a) of the Disclosure Schedule, being “Material Contracts”):

(i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory and equipment, spare parts, other materials or personal propertywith any supplier or for the furnishing of services to the Company or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than U.S.$5,000 in the aggregate during the current calendar year, (B) is likely to pay or otherwise give consideration of more than U.S.$10,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days’ notice;

(ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory and equipment, or other personal property or for the furnishing of services by the Company which: (A) is likely to involve consideration of more than U.S.$5,000 in the aggregate during the current calendar year, (B) is likely to involve consideration of more than U.S.$10,000 in the aggregate over the remaining term of the contract, or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days’ notice;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;

(v) all contracts and agreements relating to Indebtedness of the Company;

(vi) all contracts and agreements with any Governmental Authority to which the Company is a party;

(vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all contracts and agreements between or among the Company or any Affiliate of the Company, including, without limitation, the Seller or any affiliate of the Seller;

(ix) all contracts and agreements for providing benefits under any cafeteria, retirement, severance, pension, money purchase, 401K or similar plan; and

(x) all other contracts and agreements, whether or not made in the ordinary course of the Business, which are material to the Company or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.14 and Sections 3.16 and 3.17, the term “Lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

        (b) Each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract.

        (c) No party to any Material Contract is in breach thereof or default thereunder.

        (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the Business consistent with past practice, any of the properties or assets of the Company, including, without limitation, the Assets.

        SECTION 3.15. Intellectual Property.

        (a) Section 3.15(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification of each patent and patent application and each registration or application for registration thereof, of all Owned Intellectual Property and Section 3.15(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a description of any license or sublicense thereof, of all Licensed Intellectual Property. Except as otherwise described in Section 3.15(a)(i) of the Disclosure Schedule, in each case where a registration or patent or application for registration or patent listed in Section 3.15(a)(i) of the Disclosure Schedule is held by assignment, the assignment has been duly recorded with the state or national Trademark Office from which the original registration issued or before which the application for registration is pending. The rights of the Company in or to such Owned Intellectual Property and Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person and neither the Seller nor the Company has received any claim or written notice from any Person to such effect. There is no Encumbrance on, or right held by any third party person which would restrict the right of the Company to fully commercialize the Intellectual Property. No other person or entity holds any installation rights or similar rights to utilize, or otherwise benefit under, the Company’s Intellectual Property in any manner.

        (b) Except as disclosed in Section 3.15(b)(i) of the Disclosure Schedule: (i) all the Owned Intellectual Property is owned by the Company, free and clear of any Encumbrance and (ii) no Actions have been made or asserted or are pending (nor, to the best knowledge of the Seller and the Company, after due inquiry, has any such Action been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person. To the best knowledge of the Seller and the Company after due inquiry, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Company therein. The Company has not granted any license or other right to any other Person with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

        (c) The Company has, or has caused to be delivered to the Purchaser correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth in Section 3.15(a)(ii) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

(i) such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.15(c), is legal, valid, binding and enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

(ii) such license or sublicense will not cease to be legal, valid, binding and enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

(iii) Neither the Company, nor (to the best knowledge of the Seller and the Company after due inquiry) any other party to such license or sublicense, is in breach or default in any material respect, and, to the best knowledge of the Seller and the Company after due inquiry, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

(iv) no Actions have been made or asserted or are pending (nor, to the knowledge of the Seller and the Company has any such Action been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

(v) to the best knowledge of the Seller and the Company after due inquiry, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Licensed Intellectual Property or that infringe upon the Licensed Intellectual Property or upon the rights of the Company therein.

        (d) Neither the Seller nor the Company is aware of any reason that would prevent any pending applications to register trademarks, service marks or copyrights or any pending patent applications from being granted.

        (e) All rights of the Company in each item of Owned Intellectual Property or Licensed Intellectual Property are transferable, indirectly, to the Purchaser as contemplated by this Agreement. As a result of the transactions contemplated by this Agreement, upon the Closing, the Company shall continue to own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use, without payment of any fee other than fees disclosed in Section 3.15(f) of the Disclosure Schedule, all the Owned Intellectual Property or Licensed Intellectual Property.

        (f) The Intellectual Property set forth in Sections 3.15(a)(i) and (ii) of the Disclosure Schedule constitutes all the Intellectual Property used or held or intended to be used by the Company or forming a part of, used, held or intended to be used in, and all such Intellectual Property necessary in the conduct of the Business and there are no other items of Intellectual Property, proprietary rights or know how that are material to the Company or the operation of the Company’s Business.

        SECTION 3.16. Tangible Personal Property.

        (a) Section 3.16(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, movables, personal property, vehicles, rolling stock and other tangible personal property (the “Tangible Personal Property”) used in the Business or owned or leased by the Company.

        (b) The Company has, or has caused to be delivered to the Purchaser true and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).

        SECTION 3.17. Assets.

        (a) The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, and the Tangible Personal Property and real estate, including the Company’s offices, used or intended to be used in the conduct of the Business or otherwise owned, licensed, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company in or in relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. The Company has good and marketable title to, or in the case of leased or subleased or licensed Assets, valid and subsisting leasehold interests in all the Assets, free and clear of all Encumbrances, except as disclosed in Section 3.17(a) of the Disclosure Schedule, which also identifies each parcel of real estate, if any, owned by the Company and each office or other real estate lease to which the Company is a party.

        (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of the Business. At all times since the Reference Balance Sheet Date, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

        (c) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Stock to the Purchaser without penalty or other adverse consequences, free and clear of any claim or Encumbrance whatsoever. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Company will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise continue to own the interests of the Company in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

        SECTION 3.18. Key Employees.

        (a) Section 3.18(a) of the Disclosure Schedule lists the name, the place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits payable (in cash or otherwise) in 2002, and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company whose annual compensation is expected to exceed U.S.$10,000.

        (b) All directors, officers, management employees, technical and professional employees and consultants of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or services and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

        SECTION 3.19. Certain Interests.

        (a) Except as disclosed in Section 3.19(a) of the Disclosure Schedule, neither the Seller nor any shareholder, officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, the Seller or any such shareholder, officer or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company.

        (b) Except as disclosed in the licenses and sublicenses for the Licensed Intellectual Property, copies of which were previously delivered to Purchaser, the Company has no Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company, including, without limitation, the Seller, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, the Seller or any such officer, director or shareholder.

        SECTION 3.20. Taxes. (a) All returns and reports in respect of Taxes required to be filed with respect to the Company or the Business have been filed; (b) all Taxes required to be shown on such returns and reports or otherwise due have been paid; (c) all such returns and reports are true, correct and complete in all material respects; (d) no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the best knowledge of the Seller and the Company after due inquiry, no basis exists for any such adjustment; (e) there are no pending or, to the best knowledge of the Seller and the Company after due inquiry, threatened Actions for the assessment or collection of Taxes against the Company or (insofar as either relates to the activities or income of the Company or the Business or could result in liability of the Company on the basis of joint and/or several liability) any corporation or other person or entity that was includible in the filing of a return with the Company on a consolidated or combined basis; and (f) there are no Tax liens on any properties or assets of the Company, including, without limitation, the Assets and the Business. The consummation of the transactions contemplated hereby will not cause the Company or the Purchaser to become subject to or liable for the payment of any Tax.

        SECTION 3.21. Insurance. (a) Section 3.21(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years:

(i) the name, address and telephone number of the agent or broker;

(ii) the name of the insurer and the names of the principal insured and each named insured;

(iii) the policy number and the period of coverage;

(iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

(v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

        (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof and (iv) to the best knowledge of the Seller and the Company after due inquiry, no insurer on the policy has been declared insolvent or placed into receivership, conservatorship or liquidation or currently has a rating of “B+” or below from A.M. Best & Co. or a claims paying ability rating of “BBB” or below from Standard & Poors, Inc.

        (c) All material assets, properties and risks of the Business and the Company are insurable with reputable national insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

        (d) At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

        SECTION 3.22. Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney. Set forth in Section 3.22(a) of the Disclosure Schedule is a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of the Company and the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons, if any, holding powers of attorney from the Company or the Seller relating to the Business or the Company. At the time of the Closing, the Company shall not have any such account, lockbox or safe deposit box other than those listed in Section 3.22(a) of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without the prior written consent of the Purchaser. Except as disclosed in Section 3.22(a) of the Disclosure Schedule, the Company has not commingled monies or accounts of the Company with other monies or accounts of shareholders or any Affiliates of the Company. At the time of the Closing, all monies and accounts of the Company shall be held by, and be accessible only to the Company.

        SECTION 3.23. Full Disclosure.

        (a) Neither the Seller nor the Company is aware of any facts pertaining to the Company or the Business which materially adversely effect the Company or the Business or which could, in the future, materially adversely effect the Company or the Business and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchaser by the Seller, in writing. No representation or warranty of the Seller in this Agreement nor any statement or schedule furnished or to be furnished to the Purchaser pursuant to this Agreement, or otherwise in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. All documents that the Seller makes available to the Purchaser are and will be complete and accurate in all material respects as of the time they were made available. Section 3.23(a) of the Disclosure Schedule lists each written instrument, other than the Disclosure Schedule or this Agreement, which includes disclosure to Purchaser pertaining to the Company or the Business.

        (b) No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

        SECTION 3.24. Title to Securities of the Company. The Seller has good and valid title to all of the Stock free and clear of all claims, mortgages, charges, security interests, Encumbrances and other restrictions or limitations of any kind whatsoever (other than pursuant to this Agreement). The Seller is not a party to, or bound by, any other agreement, instrument or understanding restricting the transfer of such Stock.

        SECTION 3.25. Brokers. No broker, finder or investment banker other than David A. Melman or assigns (“Melman”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Melman shall receive at Closing 826,000 Shares of Common Stock of Purchaser in payment for services performed in connection with the transaction contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIESOF
THE PURCHASER

        As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

        SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or by principles of equity.

        SECTION 4.02. No Conflict. The execution, delivery and performance of this Agreement by the Purchaser, does not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or by-laws (or other organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

        SECTION 4.03. Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or other Person.

        SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

        SECTION 4.05. Capitalization and Financial Information. The capitalization of the Purchaser and the financial condition of the Purchaser as of December 31, 2001, are as set forth in the Purchaser’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001, filed with the United States Securities and Exchange Commission March 8, 2002, copies of which have been furnished by Purchaser to Seller. The authorized capitalization of the Purchaser consists of 30,000,000 shares of $0.10 par value common stock, of which 7,848,000 shares are issued and outstanding, or will be outstanding or irrevocably committed on the Closing, and 605,000 shares of preferred stock, of which no shares are issued and outstanding.

        SECTION 4.06. Full Disclosure. No filings by Purchaser during the 12 months before the date of this Agreement under the Securities Exchange Act of 1934, as amended and no representation or warranty of the Purchaser in this Agreement nor any statement or exhibit furnished or to be furnished to the Seller pursuant to this Agreement, or otherwise in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. All documents that the Purchaser makes available to the Seller are and will be complete and accurate in all material respects as of the time they were made available.

ARTICLE V.

ADDITIONAL AGREEMENTS

        SECTION 5.01. Conduct of Business Prior to the Closing.

        (a) The Seller covenants and agrees that, between the date hereof and the Closing, the Company shall not conduct (without the prior written consent of Purchaser) the Business other than in the ordinary course and in a manner which does not adversely affect the Company or its Business. Without limiting the generality of the foregoing, the Seller shall cause the Company to (i) continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables; (iii) use its best efforts to (A) preserve intact its business organization and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

        (b) The Seller covenants and agrees that, prior to the Closing, without the prior written consent of the Purchaser, the Seller will cause the Company not do any of the things enumerated in the second sentence of Section 3.11.

        SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Seller shall cause the Company and each of the Company’s officers, directors, employees, agents, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, field operations, work sites, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business and (b) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Company as the Purchaser may from time to time request.

        SECTION 5.03. Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in any respect and

(ii) all other material developments affecting the Assets, Liabilities, Business, financial condition, operations, results of operations, projects, contracts, customer or supplier relations, employee relations, projections or prospects of the Company or the Business.

        SECTION 5.04. Non-Competition.

        (a) In partial consideration of the payment of the Purchase Price, as set forth in Section 2.03, the Seller and the Purchaser agree that for a period of two (2) years after the Closing (the “Restricted Period”), the Seller shall not, and shall cause his Affiliates not to engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Company as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser or the Business in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business or the Company as of the Closing Date; provided, however, that, for the purposes of this Section 5.04, ownership of securities having no more than one percent of the outstanding voting power of any competitor which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.04 so long as the Person owning such securities has no other connection or relationship with such competitor.

        (b) The Seller acknowledges that the covenants of the Seller set forth in this Section 5.04 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that this Section 5.04 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.04 are reasonable and proper.

        SECTION 5.05. Employment. To and after the Closing, Louis B. Breaux shall continue to be employed as President of the Company and shall become a director of the Purchaser at the time of Closing. Section 5.05 of the Disclosure Schedule sets forth the terms of compensation for such employment.

        SECTION 5.06. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

        SECTION 5.07. Purchase for Investment. Seller confirms to Purchaser that Seller is an Accredited Investors, as such term is defined in Regulation D adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser agrees and acknowledges that the shares of Purchaser’s common stock to be received at the Closing, as described in this Agreement, shall be “restricted” securities which may not be sold, conveyed or otherwise transferred, directly or indirectly, except in compliance with the Securities Act of 1933, as amended, and Seller is acquiring Purchaser’s common stock for investment purposes, and not for purposes of distribution or sale to any other person, except that Seller mat transfer a portion of the shares of Purchaser’s common stock to certain related persons for no consideration with the approval of Purchaser. Seller acknowledges that Purchaser’s common stock to be received at the Closing shall bear the following restrictive legend:

The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”), or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the company.

ARTICLE VI.

CONDITIONS TO CLOSING

        SECTION 6.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations, Warranties and Covenants . The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

        (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 6.01(b) shall not apply if the Seller or the Company has directly or indirectly solicited or encouraged any such Action;

        (c) Due Diligence. The Seller shall have completed a due diligence review of Purchaser, its business and affairs, and shall have discovered no material adverse fact or development not previously disclosed to Seller or described in public filings made by Purchaser under the Securities and Exchange Act of 1934, as amended;

        (d) Sale of Reserves. The Seller shall have received from Purchaser proof of Purchaser's sale or other disposition of its proved oil and gas reserves and related oil and gas properties and assets;

        (e) Sale of Additional Shares. The Seller shall have received from Purchaser proof that one or more qualified investors have purchased, or irrevocably committed to purchase, a number of shares of common stock of Purchaser determined by Purchaser and the investor(s) for an amount equal to or greater than $1,000,000.

        (f) Convertible Debentures. The Seller shall have received from Purchaser, proof of the repayment or other satisfaction of at least 99% of the outstanding principal amount of Purchasers’ 11% Convertible Debentures, due April 15, 2003.

        (g) Preferred Stock. The Seller shall have received from Purchaser proof of the redemption or conversion of Purchaser’s outstanding Series C Preferred Stock, such that upon completion of the transaction contemplated hereby, Purchaser’s only class of equity securities outstanding shall be its Common Stock and warrants to purchase Common Stock, as described on Exhibit “6.01(i).”

        (h) Resolutions. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby;

        (i) Incumbency Certificate. The Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;

        (j) Delivery of Certificates and Documents to Seller. Purchaser shall have delivered, or caused to be delivered, to the Seller certificates as to the legal existence and good standing of Purchaser and copies of the Company’s Articles of Incorporation, as amended, issued or certified by the Secretary of State of Colorado;

        (k) Resignation of Directors and Officers. Each member of the Board of Directors of the Purchaser and each officer of the Purchaser, except those persons listed in Exhibit 6.02(k) shall have tendered to the Purchaser a written resignation as a Director and/or officer of the Purchaser, as the case may be, effective as of the Closing Date. Exhibit 6.02(k) also lists those persons who shall be Directors of Purchaser after Closing, which shall be acceptable to Seller; and

        SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied within all material respects, and the Purchaser shall have received a certificate of the Seller to such effect;

        (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which in the reasonable good faith determination of Purchaser is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect on the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 6.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

        (c) Legal Opinion. The Purchaser shall have received from Seller’s patent counsel an opinion, acceptable to Purchaser and dated the Closing Date, that Company has the exclusive right to use the Owned Intellectual Property and the Licensed Intellectual Property, identifying each patent, patent application or similar right, registered trademark and registered copyright in which the Company or Seller hold an interest, together with an opinion on the existence, validity, term and ownership of each. The opinion shall also address all Encumbrances or other limitations which may affect the Company’s right to commercialize or assign each patent or patent application held by the Company or Seller;

        (d) Financial Statements. Seller shall have cause to be prepared and delivered to Purchaser, financial statements of the Company audited by qualified independent auditors, and prepared on the basis of generally accepted accounting principles for the last three fiscal years (1999, 2000 and 2001), and unaudited financial statements for each of the quarters ended March 31, June 30 and September 30, 2001. The financial statements shall disclose:

(i) The absence of any material litigation;

(ii) The absence of any debt other than as disclosed in Section 3.09 of the Disclosure Schedule; and

(iii) That a cumulative amount of not less than $3,000,000 has been invested in Company and/or its predecessor entity in the Intellectual Property of the Company. The amount of such investment may include funds received by Seller, Company or its predecessor entity from the United States Department of Energy in connection with one or more test projects involving the Company’s Intellectual Property.

        (e) Work-in Progress. Seller shall deliver to Purchaser evidence (satisfactory to Purchaser in its sole discretion) that the Company has entered into one or more contracts for ground water containment and cleanup and/or restoration work using the Intellectual Property with an estimated contract value with such anticipated total revenue as shall be satisfactory to Purchaser, in its sole discretion;

        (f) Seller Royalty. Seller’s right, prior to Closing, to receive a royalty on the revenue from the Owned Intellectual Property or Licensed Intellectual Property (not including Louis B. Breaux’ right to reasonable compensation as an employee, officer and director of Company) shall be superseded by his rights under the license agreement referred to in Section 6.02(l) below.

        (g) Conversion of Note. Seller’s Promissory Note to David A. Melman, for $250,000 plus accrued interest, dated on or about December 21, 2001, shall have been paid or otherwise satisfied, including conversion into a portion of the Shares to be issued to Seller under this Agreement, or other common stock of the Purchaser on terms satisfactory to the Purchaser, in its discretion.

        (h) Sale of Additional Shares. Purchaser shall have sold Purchaser's common stock to, or received irrevocable purchase commitments from, qualified investors for a total purchase price of at least $1,000,000.

        (i) No Material Adverse Effect. No circumstance, change in, or effect on the Business shall have occurred which has, or will have, a Material Adverse Effect;

        (j) Delivery of Certificates and Documents to Purchaser. Seller shall have delivered, or caused to be delivered, to the Purchaser certificates as to the legal existence and good standing of the Company and copies of the Company’s Articles of Incorporation, as amended, issued or certified by the Secretary of State of Louisiana;

        (k) Resignation of Directors and Officers. Each member of the Board of Directors of the Company and each officer of the Company, except those persons listed in Exhibit 6.02(k) shall have tendered to the Company a written resignation as a Director and/or officer of the Company, as the case may be, effective as of the Closing Date. Exhibit 6.02(k) also lists those persons who shall be Directors of Purchaser after Closing, which shall be acceptable to Purchaser;

        (l) License Agreement. The Seller and the Company shall have executed an exclusive license agreement in the form attached as Exhibit 6.02(l) hereto with respect to all of the patents, patent rights, trademarks, trademark rights, trade dress, trade dress rights, copyrights, trade secrets and other information and rights reasonably necessary to the Business of the Company as currently conducted or as contemplated to be conducted currently owned by the Seller. The form of license agreement shall be reasonably acceptable to Purchaser in its sole discretion.

        (m) Disclosure Schedule. The Seller’s Disclosure Schedule shall be completed and delivered to Purchaser at least 10 days before Closing and the facts described or disclosed therein shall be approved by, or acceptable to, Purchaser in Purchaser’s reasonable discretion prior to Closing.

ARTICLE VII.

INDEMNIFICATION

        SECTION 7.01. Survival of Representations, Warrants and Covenants.

        (a) The representations, warranties and covenants of the Seller contained in this Agreement, and all statements contained in this Agreement and all statements included in the Disclosure Schedules and the Exhibits to this Agreement, including the Financial Statements of the Company and any report or other document delivered by the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), shall survive the Closing for a period of three years. Neither the period of survival, nor the liability of the Seller with respect to breaches of representations, warranties and covenants, shall be reduced by any investigation made at any time by or on behalf of Purchaser.

        (b) The representations, warranties and covenants of Purchaser contained in this Agreement, and all statements contained in this Agreement, Purchaser’s Schedules and the Exhibits to this Agreement prepared by Purchaser, and any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of three years. Neither the period of survival, nor the liability of Purchaser with respect to breaches of representations, warranties and covenants, shall be reduced by any investigation made at any time by or on behalf of the Seller.

        SECTION 7.02. Indemnification by the Seller.

        (a) Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) against and from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including, without limitation, in connection with any action and/or litigation brought or otherwise initiated by any of them or required to enforce the provisions hereunder) (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Seller contained in this Agreement or any Schedule;

(ii) the breach of any covenant or agreement by the Seller contained in this Agreement or any Schedule or Exhibit;

(iii) any Loss, or any portion of the same, relating to the Business and arising out of any act, failure to act, transaction, facts or circumstances occurring on or prior to the Closing Date;

(iv) any Liability arising out of any breach of warranty, product liability, breach of contract (including any Lease), tort, infringement or violation of law in connection with the operation of the Business prior to the Closing Date;

(v) any Severance Obligations or other Liability of the Company to or in connection with any Employee or other current or former employee of the Company arising, occurring or relating to any period up until the Closing Date, including, without limitation, any Liability arising under any employee plan of the Company or pursuant to which any employee of the Company is entitled to benefits and any accrued wages which are not incurred in connection with the Company’s regular payroll and benefits;

(vi) any Liability of the Company arising under or in connection with the agreements, leases, licenses, permits, purchase orders, commitments and other items included in the assets of the Business in each case arising prior to the Closing Date;

(vii) any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller; and

(viii) any Liability of Seller under this Agreement (or under any other agreement between the Company and Purchaser entered into in connection with the transactions contemplated hereby); and

(ix) any Liabilities in respect of indebtedness of Seller for borrowed money, including the current portion of any long-term indebtedness incurred prior to the Closing Date.

        (b) A Purchaser Indemnified Party shall give an indemnifying party notice of any matter which such Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly, but in any event within sixty (60) days of such determination, stating the amount of the loss, if known, and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release an indemnifying party from any of its obligations or reduce the amount of the indemnifying party’s liabilities under this Article VII except to the extent such indemnifying party is materially prejudiced by such failure (to the extent determined by a court of competent jurisdiction) and shall not relieve such indemnifying party from any other obligation or liability that such indemnifying party may have to any Purchaser Indemnified Party otherwise than under this Article VII. The obligations and liabilities of an indemnifying party under this Article VII with respect to losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by the following additional terms and conditions: If the indemnifying party acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any losses that may result from a Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim, at its expense and through counsel of its choice, if the indemnifying party gives notice of its intention to do so to the Purchaser Indemnified Party promptly, but in any event within fifteen (15) days of the receipt of such notice from the Purchaser Indemnified Party. In the event the indemnifying party exercises the right to undertake the defense against a Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the indemnifying party. Indemnified Party fully informed in a timely fashion of all developments pertaining to a Third Party Claim and to furnish the Purchaser Indemnified Party with true copies of all pleadings, judgments, papers and settlement agreements in connection therewith. No Third Party Claim may be settled by the indemnifying party without the prior written consent of the Purchaser Indemnified Party, unless the settlement provides for a full and unconditional release of the Purchaser Indemnified Party.

        SECTION 7.03. Indemnification by the Purchaser.

        (a) Purchaser hereby agrees to indemnify and hold harmless Seller, their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) against and from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them or required to enforce the provisions hereunder), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any other Transaction Document;

(ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement or any other Transaction Document; or

(iii) any broker’s, finder’s, financial advisor’s or other similar fees and commissions payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

        (b) A Seller Indemnified Party shall give the Purchaser notice of any matter which a Seller Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly, but in any event within sixty (60) days of such determination, stating the amount of the loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations or reduce the amount of Purchaser’s liabilities under this Article VII except to the extent the Purchaser is materially prejudiced by such failure ( to the extent determined by a court of competent jurisdiction) and shall not relieve the Purchaser from any other obligation or liability that it may have to any Seller Indemnified Party otherwise than under this Article VII. The obligations and liabilities of the Purchaser under this Article VII with respect to losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by the following additional terms and conditions: If a Seller Indemnified Party shall receive notice of any possible Third Party Claim, the Seller Indemnified Party shall give the Purchaser notice of a Third Party Claim promptly, but in any event within sixty (60) days of the receipt by the Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article VII except to the extent the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or liability that it may have to any Seller Indemnified Party otherwise than under this Article VII. If the Purchaser acknowledges in writing its obligation to indemnify the Seller Indemnified Party hereunder against any losses that may result from a Third Party Claim, then the Purchaser shall be entitled to assume and control the defense of a Third Party Claim, at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Seller Indemnified Party within fifteen (15) days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Seller Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Seller Indemnified Party and the Purchaser, then the Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Seller Indemnified Party determines counsel is required, at the expense of the Purchaser. In the event the Purchaser exercises the right to undertake any such defense of a Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser’s expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party’s possession or under the Seller Indemnified Party’s control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense of a Third Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Purchaser’s expense, all such witnesses, records, materials and information in the Purchaser’s possession or under the Purchaser’s control relating thereto as is reasonably required by the Seller Indemnified Party. No Third Party Claim may be settled by the Purchaser without the prior written consent of the Seller Indemnified Party unless the settlement provides for the full and unconditional release of the Seller Indemnified Party.

        SECTION 7.04. Other Remedies. The indemnification provisions of this Article VII are in addition to, and not in derogation of, any statutory, equitable, or common law remedy which any party hereto may have for breach of any representation, warranty, or covenant set forth in this Agreement or in any Schedule or Exhibit annexed hereto.

ARTICLE VIII.

TERMINATION AND WAIVER

        SECTION 8.01. Termination. This Agreement may be terminated prior to the Closing:

        (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect; or (ii) the Company or the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

        (b) by the Purchaser if the Closing shall not have occurred by April 30, 2002; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

        (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d) by the mutual written consent of the Seller and the Purchaser.

        SECTION 8.02. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE IX.

GENERAL PROVISIONS

        SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, except that Seller’s reasonable expenses may be reimbursed by the Company.

        SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to the Seller:	Louis B. Breaux 2521 Fawnwood Road Marrero, Louisiana 70072

(b) if to the Purchaser:	Republic Resources, Inc. 743 Horizon Court, Suite 333 Grand Junction, Colorado 81506 Attention: Patrick J. Duncan, President

with a copy to:	Alan W. Peryam, Esq. 1120 Lincoln Street, Suite 1000 Denver, Colorado 80203

        SECTION 9.03. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, which consent shall not be unreasonably withheld. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

        SECTION 9.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 9.06. Entire Agreement. This Agreement and the referenced documents, schedules, exhibits and agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

        SECTION 9.07. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser which consent may be granted or withheld in the sole discretion of the Seller and the Purchaser.

        SECTION 9.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

        SECTION 9.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

        SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Louisiana state or federal court sitting in the Eastern District of Louisiana.

        SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

        IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

WITNESS:                                                                                                                        SELLER

/s/__________________________                                                                                     LOUIS B. BREAUX

/s/                                                                                                                                        /s/  Louis B. Breaux
Name                                                                                                                                         Louis B. Breaux

WITNESS:                                                                                                                        PURCHASER

                                                                                                                                            REPUBLIC RESOURCES, INC.

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/s/__________________________

/s/                                                                                                                                        By:  Patrick J. Duncan
Name                                                                                                                                         Patrick J. Duncan, President